Exhibit 10.1

EXECUTION VERSION

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (this “Agreement”) is entered into as of the 15th day of September, 2020, by and between OneSpaWorld Holdings Limited (the “Company”), and Glenn Fusfield (“Fusfield”). The Company and Fusfield are sometimes referred to herein, collectively, as the “Parties” and each, individually, as a “Party.”

W I T N E S E T H

WHEREAS, Fusfield is currently employed as Chief Executive Officer and President of the Company pursuant to an Employment and Severance Agreement between the Company and Fusfield dated November 1, 2018 (the “Employment Agreement”);

WHEREAS, Fusfield desires to continue his employment with the Company until he commences his retirement and ends his employment pursuant to the terms hereof; and

WHEREAS, Fusfield and the Company desire that Fusfield’s employment with the Company terminate, pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and the agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. Termination of Employment.

(a) Effective upon the earlier of (i) the termination of Fusfield’s employment on a date prior to March 31, 2021 pursuant to the terms of this Agreement, and (ii) the close of business on March 31, 2021 (such applicable date, the “Termination Date”, and such period between the Effective Date and the Termination Date, the “Transition Period”), Fusfield’s employment with the Company will terminate and all of the rights of Fusfield and obligations of the Company shall, as of the Termination Date, terminate and be of no further force or effect, including, but not limited to, the right of Fusfield to receive any compensation, benefits or payment of any nature whatsoever, except as otherwise provided herein. As of the close of business on the Termination Date, subject to Section 1(c) below, Fusfield will be deemed to have automatically resigned from all positions (including as an officer or fiduciary) that he then holds with the Company and any and all Affiliates of the Company, and Fusfield shall promptly execute and deliver to the Company any and all other documents requested by the Company to further evidence such resignations. For purposes of this Agreement, “Affiliate” means an entity controlling, controlled by or under common control with the entity in question.

(b) Fusfield acknowledges that this Agreement will only become effective upon Fusfield’s timely execution and non-revocation of a release agreement in the form attached hereto as Exhibit A (the “Release Agreement”), in accordance with the terms thereof. Provided that Fusfield timely executes and does not revoke his execution of the Release Agreement within the time periods described in the Release Agreement, the effective date of this Agreement (the “Effective Date”) shall occur on the eighth calendar day after the date on which Fusfield initially signs it in accordance with the Release Agreement. Further, Section 3 of this Agreement and any Company obligations thereunder are strictly contingent upon Fusfield’s timely re-execution and non-revocation of the Release Agreement in accordance with the terms therein. Provided that Fusfield timely re-executes and does not revoke his re-execution of the Release Agreement within thirty (30) days following the Termination Date, the date that Fusfield’s re-executed Release Agreement becomes effective (the “Second Release Effective Date”) shall occur on the eighth calendar day after the date on which Fusfield re-executes it in accordance with the Release Agreement.

(c) Fusfield shall continue his role as a member of the Board of Directors of the Company (the “Board”) until the 2022 Annual General Meeting of Shareholders of the Company (the “Board Service”), and commencing on the Termination Date, Fusfield shall serve only as a non-employee director of the Company (and no longer in his capacity as an employee director) and receive compensation for his services on the Board under the Company’s director compensation program that is in effect from time to time. To the extent meetings of the Board are held remotely due to travel restrictions imposed in connection with COVID-19 or otherwise, Fusfield may attend such meetings of the Board remotely. Upon presentation of appropriate documentation, the Company shall reimburse Fusfield for reasonable out-of-pocket expenses incurred by Fusfield in connection with his attendance of meetings of the Board.

(d) The Company shall have the right to terminate this Agreement and Fusfield’s employment at any time for any reason or no reason by providing not less than thirty (30) days’ advance written notice to Fusfield at any time prior to the Termination Date (the “Termination Notice”); provided, that, the Company may immediately terminate this Agreement and Fusfield’s employment for “Cause” (as Cause is defined in the Employment Agreement) (a “Cause Termination”) without notice.

(e) During the Transition Period, subject to Fusfield’s compliance with the terms of this Agreement and the Continuing Obligations, Fusfield shall continue to receive his Base Salary (as defined in the Employment Agreement) in accordance with the terms of Section 3(a)(i) of his Employment Agreement; provided, however, that, so long as the Termination Date has not occurred, Fusfield’s Base Salary for the period commencing on October 1, 2020 and continuing through the Termination Date (the “Salary Term”), shall be at a rate of $648,900 per annum, less any applicable tax withholdings and pro-rated for any partial year of service, and will remain payable in accordance with the Company’s regularly scheduled payroll procedures. For the avoidance of doubt, Fusfield will only be entitled to receive any earned but unpaid Base Salary through the Termination Date, and will not be entitled to receive any severance payments following such Termination Date. Fusfield acknowledges and agrees that, to the extent the salary reduction procedures in effect for all Company employees due to the COVID-19 pandemic continue to be in effect during the Salary Term, his Base Salary shall be subject to such reductions at the same rate applicable to all employees of the Company and its Affiliates. Further, during the Transition Period, Fusfield will continue to participate in the employee benefit plans that Fusfield participated in immediately prior to the date of this Agreement, subject to the terms of the applicable employee benefit plan documents. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time without violation of this Agreement.

(f) During the Transition Period, Fusfield shall be entitled to a prorated amount of Vacation Days as defined by Section 3(f) of the Employment Agreement, and in accordance with the same terms set forth therein.

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(g) After the Termination Date, subject to Fusfield satisfying the conditions set forth in Section 3 and 3(c), below, if Fusfield timely elects to continue medical coverage for himself and his eligible dependents (the “Pre-Termination Date Medical Benefits”) under COBRA, the Company will promptly reimburse Fusfield for the premiums to continue group health insurance, including coverage for Fusfield’s spouse and eligible dependents, for a period of eighteen (18) months, provided that Fusfield is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 1(g) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable); provided, further, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Fusfield’s sole responsibility until reimbursed by the Company in accordance with this Section 1(g), and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage; and provided, further, that in the event that Fusfield obtains other employment that offers group health benefits (the “New Medical Benefits”) in an amount less than the Pre-Termination Date Medical Benefits, upon presentation of appropriate documentation by Fusfield, the Company shall continue to reimburse Fusfield for COBRA continuation coverage with respect to the difference between the premiums in effect on the Termination Date for the Pre-Termination Date Medical Benefits and the amount of premiums required to be paid by Fusfield to compensate for the difference between the Pre-Termination Date Medical Benefits and the New Medical Benefits, and in the event that such New Medical Benefits are in an amount equal to or greater than the Pre-Termination Date Medical Benefits, such continuation of coverage by the Company under this Section 1(g) will immediately cease.

(h) Fusfield may maintain his current Company email address during the Transition Period.

(i) Fusfield shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time and in accordance with the Company policy as may be in effect from time to time (the “D&O Policy”), provided that any material changes to the D&O Policy will be applied to Fusfield consistently with the application of such changes to all directors and officers participating in the D&O Policy.

2. Expense Reimbursement. Fusfield shall submit to the Company on or before the Termination Date any remaining requests for reimbursement of all ordinary and necessary business expenses incurred by Fusfield in connection with, or in furtherance of, his employment with the Company, accompanied by expense statements, receipts, vouchers or such other supporting information in accordance with Company policy or as otherwise reasonably requested by the Board.

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3. Treatment of Equity. Provided that (i) Fusfield does not resign prior to March 31, 2021 (for any reason or no reason), (ii) a Cause Termination does not occur, (iii) the Second Release Effective Date occurs within thirty (30) days following the Termination Date, and (iv) Fusfield complies with the terms of this Agreement and the Continuing Obligations, Fusfield shall be entitled to receive the following equity treatment in connection with the termination of his employment:

(a) Subject to Board approval, effective as of October 1, 2020, Fusfield shall be granted 166,667 performance stock units of the Company (the “PSUs”) under the Company’s 2019 Equity Incentive Plan (the “Plan”), pursuant to an award agreement substantially in the form utilized by the Company for the most recent grants of PSUs to its executive officers prior to the date of this Agreement. The PSUs will generally become earned upon the Company’s attainment of a specified stock price hurdle during a specified period of time following the Grant Date, subject to the terms of the award agreement (“PSU Award Agreement”) to be entered into between the parties.

(b) Fusfield acknowledges and agrees that he was granted restricted stock units under the Plan on January 21, 2020 (the “2020 RSU Award”). Notwithstanding the terms of the award agreement for such 2020 RSU Award (the “RSU Award Agreement”), Fusfield shall be entitled to vest in the first vesting tranche of the 2020 RSU Award on January 21, 2021 whether the Termination Date has occurred or not (subject only to Section 3(c), below), constituting one-third of the 2020 RSU Award, and the remaining two-thirds of the 2020 RSU Award will be immediately forfeited for no consideration upon the Termination Date.

(c) Notwithstanding the terms of the Plan, the PSU Award Agreement and the RSU Award Agreement, in the event that (i) Fusfield resigns prior to March 31, 2021 (for any reason or no reason ), (ii) a Cause Termination occurs, (iii) the Second Release Effective Date does not occur within thirty (30) days following the Termination Date, or (iv) Fusfield breaches or violates any terms of this Agreement or the Continuing Obligations, the PSUs and the 2020 RSU Award will be immediately forfeited upon such event for no consideration.

4. Options. Fusfield acknowledges and agrees that he was granted nonqualified stock options to purchase common shares of the Company under the Plan on March 26, 2019 (the “2019 Option Award”). Notwithstanding the terms of the Plan and the award agreement for the 2019 Option Award (the “Option Award Agreement”), Fusfield shall have thirty (30) days following the Termination Date to exercise the Options, and, to the extent Fusfield does not to exercise any portion of the options subject to the 2019 Option Award prior to the expiration of such thirty (30)-day period, such options will automatically terminate and immediately be cancelled upon the expiration of such period.

5. Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Fusfield agrees that during the period that Fusfield serves on the Board and for a period of twenty four (24) months following the termination of the Board Services, Fusfield will (i) respond and provide information with regard to matters in which Fusfield has knowledge as a result of Fusfield’s employment with the Company, (ii) will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and (iii) will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of Fusfield’s employment with the Company (collectively, the “Claims”). Fusfield agrees to promptly inform the Company if Fusfield becomes aware of any

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lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates. During the twenty four (24)-month period subsequent to the Termination Date, Fusfield also agrees to promptly inform the Company (to the extent that Fusfield is legally permitted to do so) if Fusfield is asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from Fusfield (other than in connection with any litigation or other proceeding in which Fusfield is a party-in-opposition) with respect to matters Fusfield believes in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Fusfield shall not communicate with anyone (other than Fusfield’s attorneys and tax and/or financial advisors and except to the extent that Fusfield determines in good faith is necessary in connection with the performance of Fusfield’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse Fusfield for all reasonable out-of-pocket travel, duplicating, telephonic or other reasonable out-of-pocket expenses incurred by Fusfield in complying with this Section 5. In addition, the Company shall pay Fusfield an hourly fee at a rate equal to $302 per hour solely for services rendered by Fusfield in complying with this Section 5 following the Termination Date.

6. Future Transactions. For the avoidance of doubt, in connection with Fusfield’s obligations under the Continuing Obligations, among other things, Fusfield shall not be permitted to have any dealings regarding the Company or its Affiliates with prospective buyers, assignees or other transferees of any of the assets (tangible or intangible) or equity of the Company or such Affiliates without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.

7. Continuing Obligations. Fusfield hereby reaffirms his obligations and restrictions under the Employment Agreement that will survive the termination of the Employment Agreement and his employment with the Company, including those set forth in Section 5, all of which are incorporated herein by reference, and agrees to continue to comply at all times with such obligations and restrictions and any other restrictive covenants by which Fusfield is currently bound (collectively, the “Continuing Obligations”).

8. Best Net Benefit under Section 280G. Section 4(e) of the Employment Agreement (Best Net Benefit under Section 280G) is incorporated herein by reference.

9. Representations and Warranties. Fusfield represents and warrants to the Company that: (a) this Agreement does not violate any other agreement to which Fusfield is a party and (b) by virtue of his position with the Company he has been involved with and has acquired knowledge and experience with the operations of the Company and its subsidiaries, and that that during the time of his employment and through the date hereof, Fusfield is not aware of any violations or potential violations, as the case may be, of law, legal or ethical rule, or federal or state regulations, by the Company or its Affiliates or any officer, director or employee of the Company or such Affiliates.

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10. Notices. Any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by email transmission and a confirmation of the transmission is received by the sender or (iii) two (2) days after being deposited for delivery with a recognized overnight courier, such as FedEx, and addressed or sent, as the case may be, to the mail or email address set forth below or to such other address as such Party may in writing designate:

When Fusfield is the intended recipient:

10040 SW 141st Street

Miami, FL 33176

Email: glennfusfield@gmail.com

When the Company is the intended recipient:

Leonard Fluxman

c/o OneSpaWorld

770 S. Dixie Highway

Coral Gables, FL 33146

Email: leonardf@onespaworld.com

With a copy to:

Inga A. Fyodorova

c/o OneSpaWorld

770 S. Dixie Highway, Suite 200

Coral Gables, FL 33146

Email: ingaf@onespaworld.com

11. Entire Agreement; Certain Terms. This Agreement (including Exhibit A hereto) constitutes and contains the entire agreement of the Parties with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter hereof, including, but not limited to, all other agreements and arrangements (signed or otherwise) relating to the termination of Fusfield’s employment with the Company or any Affiliate of the Company, including the Employment Agreement (other than the provisions expressly incorporated by reference herein); provided, however, that the Plan, the PSU Award Agreement, the RSU Award Agreement and the Option Award Agreement (collectively, the “Equity Documents”) shall continue to remain in effect (except as modified herein). No waiver of any rights under this Agreement, nor any modification or amendment of this Agreement, shall be effective or enforceable unless in writing and signed by the Party to be charged therewith. When used in this Agreement, the terms “hereof,” “herein” and “hereunder” refer to this Agreement in its entirety and not to any particular provisions of this Agreement, unless otherwise indicated.

12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A faxed, PDF or electronic signature shall operate the same as an original signature.

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13. Governing Law; Dispute Resolution. Section 10 of the Employment Agreement (Governing Law; Dispute Resolution) is incorporated herein by reference.

14. Severability. It is the intention of the Parties that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the Parties that such determination not bar or in any way affect the Company’s rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

15. Non-Waiver. Failure by either the Company or Fusfield to enforce any of the provisions of this Agreement or any rights with respect hereto, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.

16. Withholding; Section 409A. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the Parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Fusfield understands and agrees that Fusfield shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by Fusfield, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Fusfield is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or

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the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Fusfield, and (B) the date of Fusfield’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Fusfield in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. Any amounts payable under this Agreement that are contingent on the execution or re-execution and non-revocation of the Release Agreement and involves a consideration time period that begins in one calendar year and ends in the next calendar year, will be paid as soon as practicable in the second calendar year even if Fusfield signed the Release Agreement and such release becomes irrevocable in the first calendar year.

17. Headings. The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

18. Resignation. For purposes of this Agreement, the Equity Documents and any other equity award agreement by which Fusfield is currently bound, Fusfield’s termination of employment is considered a termination by Fusfield without Good Reason (as defined in the Employment Agreement). Fusfield hereby agrees and acknowledges that, notwithstanding anything to the contrary in the definition of Good Reason in the Employment Agreement (or similar or related rights or definitions of “good reason” or “constructive dismissal” or the like) set forth in any agreement, plan, program, or arrangement between Employee and any member of the Company Affiliated Group (collectively, the “Company Agreements”), none of (i) the terms of this Agreement (including, but not limited to, any of the compensation or benefits opportunities described herein or Employee not being entitled to receive any severance benefits given that Employee is terminating his employment without Good Reason), (ii) any actions by the Company prior to the Effective Date in respect of Employee’s employment, compensation or benefits or (iii) any potential changes in Employee’s role in connection with Employee’s transition and termination with the Company pursuant to this Agreement (none of which constitutes, or shall be deemed to constitute, a material diminution in Employee’s title, authority, duties or responsibilities, change in reporting relationship or a material breach or default by the Company of any provision of the Employment Agreement or any other Company Agreement) will constitute Good Reason under any of the Company Agreements (collectively, the “Permissible Actions”). For the avoidance of doubt, Employee expressly and irrevocably waives and releases any and all claims Employee may have, as a result of any Permissible Action, to resign Employee’s employment for Good Reason (or similar related rights or definitions of “good reason” or “constructive dismissal” or the like) and receive any payments and/or benefits, or otherwise be entitled to any rights, under any plan, program, agreement or other arrangement with any member of the Company Affiliated Group, other than, in each case, as expressly set forth or contemplated under the terms of this Agreement.

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19. Assignment; Third Party Beneficiaries. Fusfield may not assign his rights and obligations under this Agreement to any other party. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company. The Parties hereby acknowledge and agree that each of the existing and future members of the Company Affiliated Group are intended to be third party beneficiaries of this Agreement. “Company Affiliated Group” shall mean the Company and all Affiliates, collectively with each of their respective successors and assigns.

Signatures on following page.

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IN WITNESS WHEREOF, the Parties have executed these presents as of the day and year first above written.

ONESPAWORLD HOLDINGS LIMITED

/s/ Glenn Fusfield	By:	/s/ Leonard Fluxman
GLENN FUSFIELD		Leonard Fluxman Executive Chairman

[Signature Page to Transition and Retirement Agreement]

EXHIBIT A

RELEASE OF CLAIMS

1. Consistent with Section 1 of the Transition and Retirement Agreement dated September 15, 2020 (the “Termination Agreement”) by and between me, Glenn Fusfield, and OneSpaWorld Holdings Limited (the “Company”), and in consideration for and as a condition of my receipt of certain severance payments and benefits pursuant to the Termination Agreement, I, for myself, my attorneys, issue, heirs, representatives, agents, executors, administrators, successors, and assigns, do hereby unconditionally, fully and forever release and discharge the Company, its affiliated companies, parents, subsidiaries, divisions, successors and assigns, and their respective current or former members, managers, directors, officers, partners, agents, employees, attorneys, equity holders, and administrators, successors and assigns (together with the Company, the “Released Parties”), from any and all lawsuits, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, claims, demands, costs, losses, debts, expenses (including attorneys’ fees and costs actually incurred and entitlements of any nature whatsoever, in law or in equity, whether known, unknown, or unforeseen, which I have or may have against any of the Released Parties, including, but not limited to, any claims arising out of or in connection with: (1) my employment with the Company; (2) my separation from employment with the Company; any claims for unpaid wages, back pay, bonuses, incentive pay, vacation pay, legal fees, severance or other compensation; (3) any claims arising under any contracts, express or implied, including, but not limited to, the Employment and Severance Agreement dated November 1, 2018 by and between me and the Company (the “Employment Agreement”), any other agreement between me and the Company, and/or any covenant of good faith and fair dealing, express or implied; (4) any event, transaction, or matter occurring or existing on or before the date of my execution or re-execution, as applicable, of this Release of Claims; and (5) and any legally waivable federal, state, local, or other governmental common law, statute, regulation, or ordinance, as provided in Section 2 below. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released herein, except in the event that the Company breaches this Release of Claims or where I challenge the validity of this Release of Claims under the Older Workers Benefit Protection Act. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released herein. I represent and warrant that, to the fullest extent permissible by law, I have not previously filed, caused to be filed or joined in any such lawsuits, claims, demands, or actions against any of the Released Parties with respect to the matters described above, and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred by them as a result of any such lawsuits, claims, demands, or actions. In the event such claims, complaints, actions, or charges do exist, then to the fullest extent permitted by law, I agree to withdraw and dismiss them with prejudice. I also agree, to the fullest extent permitted by law, not to participate, cooperate or assist in any manner, whether as a witness, expert, consultant or otherwise, in any lawsuit, complaint, charge or other proceeding involving any of the Released Parties unless compelled by subpoena or court order. I acknowledge and agree that the Released Parties are intended to be third-party beneficiaries of this Release of Claims and that the terms and conditions of this Release of Claims may be enforced by any such Released Party in accordance with the terms hereof.

2. This Release of Claims is intended to have the broadest possible application and specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, the anti-retaliation provisions of the Sarbanes Oxley Act, the Genetic Information Nondiscrimination Act, the Worker Adjustment Retraining and Notification (“WARN”) and any state WARN statutes, the National Labor Relations Act, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Law Retaliation provision, the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, equity- based incentives, stock options, benefits due, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein.

I acknowledge that I may discover facts or law different from, or in addition to, the facts or law that I know or believe to be true with respect to the claims released in this Release of Claims and agree, nonetheless, that this Release of Claims and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

For the avoidance of doubt, nothing contained herein shall serve to waive any: (a) claims or rights that, pursuant to law, that cannot be legally waived or subject to a release of this kind, such as claims for unemployment or workers’ compensation benefits; (b) rights to vested benefits under any applicable retirement plans as of my last day of employment with the Company; and/or (c) claims arising under or to enforce the terms of this Release of Claims. Moreover, nothing herein shall be construed to prohibit me from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission or a comparable administrative, state or local agency (“EEOC”); provided, however, that I agree and covenant, to the fullest extent permitted by applicable law, to waive my right to recover monetary damages or other personal recovery in any such EEOC and/or administrative charge, complaint, or lawsuit filed by me or by any other person, organization, or other entity on my behalf with respect to the claims lawfully released by this Release of Claims; provided, further, that nothing in this Release of Claims shall prohibit me from receiving any monetary award to which I become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Notwithstanding anything in this Release of Claims to the contrary, this general release of claims shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits which may be due to me under any retirement plan or pursuant to the Termination Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this Release of Claims is executed or re-executed (as applicable), (iii) any indemnification rights I may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies, to the maximum extent permitted by Florida law and the Termination Agreement, and (iv) any claims for benefits under any liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy.

I represent that I have not engaged in any breach of fiduciary duty, breach of any duty of loyalty or disclosure, fraudulent activity, tortious activity or criminal activity, in each case: (i) towards or with respect to the Company or any other Released Party; or (ii) with respect to any action or omission undertaken (or that was failed to be undertaken) in the course of my employment or engagement with any of the Released Parties. In reliance on the foregoing, the Company and I agree that this document is intended to be a mutual release, and the Company releases me to the same extent I release the Company.

3. Upon my re-execution of this Release of Claims, I acknowledge and affirm that I have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to me. I further acknowledge and affirm that I have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

4. I hereby represent, warrant and covenant that at no time prior to or contemporaneous with my execution or re-execution, as applicable, of this Release of Claims, have I knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company or any of its Affiliates, or otherwise engaged in any conduct or activity in violation of any applicable US or non-US laws, rules or regulations, including, without limitation, any rules or regulations of the SEC, FINRA, or any state, or any other applicable US or non-US regulatory or self-regulatory agency, body or organization of which the Company is a member or to whose jurisdiction or authority I or the Company are otherwise subject. I further hereby represent, warrant and covenant that I am not aware of any actions or omissions by any current or former officer, director, employee, agent, attorney, consultant or representative of the Company (including myself) or any of its Affiliates through the date of the execution or re-execution, as applicable, of this Release of Claims that were (individually or collectively) in any way knowingly or intentionally harmful or detrimental to the Company or any of its Affiliates, the Company’s business and/or its shareholders, including, without limitation, violations of any laws, regulations or accounting policies or principles, the taking of unreasonable tax positions, or the furnishing of inaccurate statements, invoices or other reports to any person or entity.

5. I agree that I will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any of the other Released Parties; provided, however, that nothing in this Release of Claims is intended to: (a) preclude me from making any truthful statement to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information; (b) prohibit me from speaking candidly and factually to any regulatory organization, authority, or agency; or (c) unlawfully impair or interfere with my rights under Section 7 of the National Labor Relations Act.

6. I acknowledge and agree that my covenants and obligations, as set forth in the Termination Agreement (including the Continuing Obligations) and Section 5 of this Release of Claims, are continuing, are material to this Release of Claims, and relate to special, unique and extraordinary matters and that any violation of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, I further acknowledge and agree that, in the event of any such violation, the Company shall be entitled to pursue an injunction, restraining order or such other equitable relief, without requirement to post bond, enforcing such covenants and obligations. Such remedies are cumulative and in addition to any other rights and remedies and claims for damages that the Company may have at law or in equity, including, but not limited to, those set forth in Section 5 of the Employment Agreement.

7. Upon my re-execution of this Release of Claims, (a) I acknowledge and affirm that I have returned any and all Company property, including, without limitation, all computers, electronic storage devices, removable media, and related equipment, furniture, printers, cables, correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any other documents concerning the Company’s business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information (as defined in the Employment Agreement) and any and all copies, duplicates, reproductions, synopses, and/or excerpts thereof (collectively, “Company Property”), (b) I shall disclose to the Company all passwords and passcodes deemed necessary or desirable by the Company in my knowledge and/or possession relating to the business of the Company Affiliated Group or the Confidential Information, (c) if I have used any non-Company computer, electronic device, server, storage drive or e-mail system to receive, store, review, prepare or transmit any Confidential Information, I shall provide the Company with a useable copy of such information and then permanently delete and expunge such information and (d) if I later discover in my custody, possession or control any additional Company Property, I agree to return it to the Company promptly after its discovery.

Notwithstanding anything to the contrary, the Company acknowledges and agrees that I may keep the following electronic equipment currently in my possession, provided that I otherwise comply with my Continuing Obligations and do not retain any Company Property on such electronic equipment: (1) one iPad; and (2) one iPhone.

8. Upon my re-execution of this Release of Claims, I acknowledge and agree that I have received all leaves (paid and unpaid) to which I have been entitled during my employment with the Company or any other Released Party and I have received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums I am owed or have been owed by the Company or any other Released Party, including, without limitation, all payments arising out of all incentive plans and other compensation or bonus arrangements.

9. Except for claims for injunctive relief described in Section 6 above, the parties agree that the resolution of any matter in any way arising out of, relating to, or connected with this Release of Claims, the Employment Agreement, or my employment by the Company (or the termination thereof) shall be submitted to confidential, mandatory, binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Federal Arbitration Act and the AAA’s Employment Arbitration Rules & Procedures then in effect, with proceedings to be held in Miami, Florida (or such other location as the parties may otherwise agree in writing). THE PARTIES AGREE THAT THE U.S. FEDERAL ARBITRATION ACT GOVERNS THE INTERPRETATION AND ENFORCEMENT OF THIS PROVISION, AND EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY. ANY ARBITRATION HEREUNDER SHALL PROCEED SOLELY ON AN INDIVIDUAL BASIS WITHOUT THE RIGHT FOR ANY CLAIMS TO BE ARBITRATED ON A CLASS ACTION BASIS OR ON A BASIS INVOLVING CLAIMS BROUGHT IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF OTHERS. NO DISPUTE OR CONTROVERSY MAY BE JOINED WITH ANOTHER AND CLASS AND COLLECTIVE ACTIONS UNDER THIS ARBITRATION PROVISION ARE PROHIBITED, AND THE ARBITRATOR SHALL HAVE NOT AUTHORITY TO PROCEED ON SUCH BASIS. Judgment on any arbitration award may be entered in any court having jurisdiction. The parties hereby submit to the jurisdiction of the state and federal courts located in Miami-Dade County, Florida (and waive the defenses of lack of jurisdiction or inconvenient forum to the maintenance of any such action or proceeding in such venue) for any action to compel arbitration, or for proceedings to obtain injunctive relief for a breach or threatened breach of Section 5 of this Release of Claims or of the Continuing Obligations. Nothing in this paragraph shall affect the right of the Company or an Affiliate to bring any action or proceeding against myself or my property in the courts of other jurisdictions.

10. Nothing in this Release of Claims shall be construed as an admission or concession by the Company of any liability, unlawful conduct, or wrongdoing. I may not assign any rights or benefits due or owing under this Release of Claims unless the Company agrees to such assignment in writing. I hereby represent and warrant to the Company that I have not made any assignment or transfer of any right or claim or other matter covered by Section 1 above. This Release of Claims shall be binding upon my personal representatives, heirs, and permitted assigns. This Release of Claims may be assigned by the Company and shall inure to the benefit of and be enforceable by any of its successors and assigns. This Release of Claims, together with the Continuing Obligations, contains the complete, full, and exclusive understanding of myself and the Company and supersedes any and all other oral or written agreements between us. Any amendments to this Release of Claims shall be effective and binding only if any such amendments are in writing and signed by the party against which it is to be enforced.

11. I specifically acknowledge and agree that:

(a) I have carefully read and understand this Release of Claims and execute or re-execute it, as applicable, voluntarily and without coercion;

(b) I understand all of the terms and conditions of this Release of Claims and I know that I am giving up important rights, including, without limitation, rights under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1965, as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, and the Employee Retirement Income Security Act of 1974, as amended;

(c) I have been given an opportunity of twenty-one (21) days to consider this Release of Claims;

(d) I have been encouraged by the Company to discuss fully the terms of this Release of Claims with legal counsel of my own choosing; and

(e) for a period of seven (7) days following my execution or re-execution, as applicable, of this Release of Claims, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

12. If I elect to revoke this Release of Claims within this seven-day period, I must inform the Company by delivering a written notice of revocation to OneSpaWorld Holdings Limited, Attn: General Counsel, c/o OneSpaWorld, 770 S. Dixie Highway, Suite 200, Coral Gables, Florida 33146, no later than 11:59 p.m. on the seventh calendar day after I sign this Release of Claims. I understand that, if I elect to exercise this revocation right, this Release of Claims shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide any compensation or benefits under the Termination Agreement which are contingent on the execution or re-execution, as applicable, of this Release of Claims. I may, if I wish, elect to execute or re-execute, as applicable, this Release of Claims prior to the expiration of the twenty one- (21)-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

13. It is the desire and intent of the parties that the provisions of this Release of Claims shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If an arbitrator or court of competent jurisdiction should determine any one or more of the provisions contained in this Release of Claims shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law. In the event that any one or more of the provisions of this Release of Claims shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. No waiver by either party of any breach by the other party of any condition or provision of this Release of Claims to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

15. This Release of Claims and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

16. This Release of Claims may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by myself in breach hereof.

17. The validity, interpretation and performance of this Release of Claims shall be construed and interpreted according to the laws of the United States of America and the State of Florida, without regard to conflicts of laws principles.

18. This Release of Claims may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. This Release of Claims may be executed either by original, PDF, or facsimile, any of which will be equally binding.

THE PARTIES TO THIS RELEASE OF CLAIMS HAVE READ THE FOREGOING RELEASE OF CLAIMS AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS RELEASE OF CLAIMS ON THE DATES SHOWN BELOW.

AGREED:	ACCEPTED:

Glenn Fusfield	Leonard Fluxman Executive Chairman OneSpaWorld Holdings Limited

Date:	Date:

RE-EXECUTED:

NOT TO BE SIGNED PRIOR TO LAST DAY OF EMPLOYMENT

Glenn Fusfield

Date:

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